PLUM CREEK MANUFACTURING, L.P.
                                999 Third Avenue
                            Seattle, Washington 98104
                              As of January 15, 1999


To each of the Noteholders listed on Schedule I hereto

Re:	First Mortgage Note Agreements

Dear Noteholder:

Plum Creek Manufacturing, L.P., a Delaware limited partnership (the "Company"), (as successor in interest to Plum Creek Manufacturing, Inc.) and Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership") are parties to Mortgage Note Agreements dated as of May 31, 1989 (said Agreements as heretofore amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, June 15, 1995, May 31, 1996 and
April 15, 1997 being herein called the "Mortgage Note Agreements"), pursuant to which the Company issued (and the Partnership guaranteed) the Company's 11-1/8% First Mortgage Notes due June 8, 2007 in the aggregate principal amount of $160,000,000 of which $112,000,000 aggregate principal amount remains outstanding and which are held by the institutions (individually a "Noteholder", and collectively the "Noteholders") in the respective amounts shown on Schedule I (the "Notes"). Terms used herein which are not otherwise defined herein have the meanings ascribed to them in the Mortgage Note Agreements, as amended by this Agreement.
The Partnership proposes to convert its outstanding ownership interests into shares of stock of Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), through the merger (the "Merger") of the Partnership with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"). Prior to the Merger, the Company will form Plum Creek Manufacturing Holding Company, Inc. ("Holding") and will contribute a nominal amount to Holding in exchange for 96 percent of Holding's outstanding common stock (which will be non-voting stock), and management of the Partnership will purchase (the "Management Stock Purchase") the remaining 4 percent of such outstanding common stock (which will be voting stock). The Company and Holding will then form four new Subsidiaries of Holding (the "New Subsidiaries"). Immediately prior to the Merger, the Company will contribute an undivided 75 percent interest in substantially all of its assets (allocated in varying proportions) to the New Subsidiaries in exchange for 75 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be non-voting preferred stock) and will contribute an undivided 25 percent interest in substantially all of its assets to Holding. Immediately thereafter, Holding will contribute such undivided 25 percent interest (allocated in the same proportion as the Company's contribution of its undivided interest) to each of the New Subsidiaries in exchange for 25 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be voting common stock). The formation of Holding and the New Subsidiaries and the issuance of the capital stock by such entities as described above is herein referred to as the "Facilities Subsidiary Reorganization." The contribution of assets of the Company to Holding and the New Subsidiaries as described above is herein referred to as the "Manufacturing Asset Transfer". Immediately prior to the Merger, the Partnership will form Plum Creek Southern Timber, L.L.C. as a Restricted Subsidiary of the Partnership ("Southern Timber, L.L.C."), into which the Partnership will contribute all of its timberlands located in Louisiana and Arkansas in exchange for Southern Timber, L.L.C. assuming (on a joint and several basis) a portion of the indebtedness of the Partnership. The formation of Southern Timber, L.L.C., transfer of Louisiana and Arkansas timberlands to Southern Timber, L.L.C. and assumption of a portion of the current indebtedness of the Partnership and future indebtedness of the Operating Partnership by Southern Timber, L.L.C. are herein referred to as the "Southern Timber Transaction." Immediately following the Merger, Marketing will become a subsidiary of the Company, with 75 percent of the outstanding capital stock (which will be non-voting preferred stock) owned by the Company and 25 percent of the outstanding capital stock (which will be voting common stock) owned by Holding (the "Marketing Stock Transfer"). In addition, it is proposed that Marketing will be released as an obligor on the Notes and Marketing and the New Subsidiaries will each assume and become obligated in respect of varying percentages of the Debt represented by the Partnership's 11 1/8% Senior Notes due June 8, 2007 and the Notes (the "Subsidiary Note Assumption"). Marketing will form a wholly-owned subsidiary (the "Land Subsidiary") which will purchase from the Operating Partnership, on a seller financed basis, certain real property (the "Better Use Property") of the Operating Partnership that the Operating Partnership has determined has a higher value as recreational, residential, grazing or agricultural property than for timber production (the "HBU Transaction"). The foregoing transactions (herein collectively called the "Conversion Transaction") are to be effected (i) as provided in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Partnership, the Corporation and Plum Creek Management Company, L.P. (the sole general partner of the Partnership), (ii) as described in the Proxy Statement/Prospectus dated December 9, 1998 (the "Proxy Statement/Prospectus"), and (iii) as described above. After the effectiveness of the Conversion Transaction, the Corporation will elect to be treated as a real estate investment trust for Federal income tax purposes.

In connection with the Conversion Transaction the Partnership, Marketing and the Company are requesting certain amendments to, and consents and waivers under and in respect of, the Mortgage Note Agreements and, subject to the terms and provisions hereof, the undersigned Noteholders are agreeable thereto. Accordingly, the Company, Marketing and the Partnership agree with you as follows:

1.	Amendments to Mortgage Note Agreements.

(a)	Clause (iv) of paragraph 5A of the Mortgage Note Agreements is hereby amended to read in its entirety as follows:

	(iv) to the extent not delivered pursuant to clause (i), (ii) or
(iii), promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company, the Partnership or the Corporation sends to its public security holders and copies of all registration statements (without exhibits) and all reports which the Company, the Partnership or the Corporation files with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission;

(b)	Paragraph 5A of the Mortgage Note Agreements is hereby further amended by adding the following paragraph at the end thereof.

	In preparing the financial statements, computations and reports provided for herein the Facilities Operating Subsidiaries and their Subsidiaries shall be considered as consolidated or combined subsidiary entities of the Company and the Partnership (and not accounted for on the equity method of accounting or as an investment) notwithstanding that the Voting Stock thereof shall not be owned by the Company or the Partnership, either directly or indirectly, and without regard to whether they would be considered as such subsidiary entities under generally accepted accounting principles.

(c)	The references to the "Company" in paragraph 5E(2) and paragraph
5E(3) of the Mortgage Note Agreements shall be taken as references also to each of the Company's Restricted Subsidiaries.

(d)	The references to "Notes" in paragraph 6A of the Mortgage Note
Agreements shall be changed to read "Notes and Senior Notes (to the extent the Senior Notes have been assumed by the Company and/or one or more of its Restricted Subsidiaries),".

(e)	Clause (z) of the proviso to paragraph 6B(1)(ix) is hereby amended to read in its entirety as follows:

	(z) the aggregate principal amount (without duplication) of the Debt secured by any such Lien at no time exceeds 80% (or 95% in the case of the Debt of Marketing described in paragraph 6B(2)(ii)) of the cost to the Company and its Restricted Subsidiaries of the property subject to such Lien,

(f)	Paragraph 6B(1)(x) of the Mortgage Note Agreements is hereby amended to read in its entirety as follows:

	(x) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the inventory of the Company and its Restricted Subsidiaries and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Company and its Restricted Subsidiaries under the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(iv), and

(g)	Paragraph 6B(2)(i) of the Mortgage Note Agreements is hereby amended to read in its entirety as follows:

	(i)	Debt of the Company and (to the extent provided in the
Subsidiary Assumption Agreements) the Facilities Operating Subsidiaries represented by the Notes and (to the extent provided in the Subsidiary Assumption Agreements) Debt of the Facilities Operating Subsidiaries represented by the Senior Notes;

(h)	Paragraph 6B(2)(ii) of the Mortgage Note Agreements is hereby amended to read in its entirety as follows:

	(ii)	Funded Debt of the Company (not exceeding $20,000,000 aggregate principal amount at any time outstanding) incurred to finance the making of capital improvements, expansions and additions to the property, plant and equipment of the Company and its Subsidiaries which are Restricted
Subsidiaries pursuant to the Facility, and Debt of the Land Subsidiary owing to the Partnership (not exceeding $80,000,000 aggregate principal amount at any time outstanding) incurred to finance the acquisition from the Partnership of Better Use Property;

(i)	Paragraph 6B(2)(iv) of the Mortgage Note Agreements is hereby amended to read in its entirety as follows:

	(iv)	Debt incurred by the Company or any Restricted Subsidiary
pursuant to the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Revolving Credit Facility) which is unsecured or is secured by Liens permitted by paragraph 6B(1)(x), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that neither the Company nor any Restricted Subsidiary shall suffer to exist any Debt permitted by this clause (iv) on any day after the date of the Merger unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company and its Restricted Subsidiaries shall have been free from all Debt permitted by this clause (iv),

(j)	Clause (vi) of paragraph 6B(2) of the Mortgage Note Agreements is hereby amended in its entirety to read as follows:

(vi)	Funded Debt of the Company or the Facilities Operating Subsidiaries
(other than Funded Debt of the Company owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing clauses of this paragraph 6B(2), including guarantees by the Company of Debt to the extent permitted by paragraph 6B(3) and not otherwise permitted by the foregoing clauses of this paragraph 6B(2), provided that on the date the Company or the Facilities Operating Subsidiaries become liable with respect to any such Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, (a) the ratio of Company's Pro Forma Free Cash Flow to Company's Maximum Pro Forma Annual Interest Charges is not less than 2.0 to 1.0, and (b) the ratio of (x) the sum of
(A) Partnership Pro Forma Free Cash Flow minus Partnership Maximum Pro Forma Annual Interest Charges during the period of four consecutive fiscal quarters for which Company's Maximum Pro Forma Annual Interest Charges is calculated under (y) below plus (B) Company's Pro Forma Free Cash Flow, to
(y) Company's Maximum Pro Forma Annual Interest Charges is not less than
2.5 to 1.0, and provided, further, that any Funded Debt so incurred by the Facilities Operating Subsidiaries shall be incurred on a several (and not joint) basis (and whether or not the Company is liable in respect thereof) so that each Facilities Operating Subsidiary shall be liable, directly or indirectly, only in respect of the same (or lesser) percentage of such Funded Debt as it is on the Notes as provided in the Subsidiary Assumption Agreements,

(k)	Paragraph 6B(5) of the Mortgage Note Agreements is hereby amended by adding a new clause (vii) at the end thereof to read as follows:

	(vii)	Marketing may sell Better Use Properties (as defined in
paragraph 6B(2)(ii))for not less than the fair value thereof as determined in good faith by the Responsible Representatives;

(l)	The first part of paragraph 7J of the Mortgage Note Agreements through the definition of "Incorporated Provisions" is hereby amended to read as follows:

	7J.	Incorporated Covenants.  The provisions of paragraphs 5 and 6 of the Senior Note Agreements as in effect on the date of the Merger and the definitions set forth or specified by reference in the Senior Note Agreements as in effect on the date of the Merger of terms used in such paragraphs 5 and 6 or in such definitions (herein, collectively, the "Incorporated Provisions"),

(m)	The last sentence of paragraph 7J of the Mortgage Note Agreements is hereby amended in its entirety to read as follows:

	The Incorporated Provisions shall not be affected by any amendment, modification, waiver or termination of the Senior Note Agreements after the date of the Merger (or the payment of the Senior Notes), and may be amended, modified, waived or terminated only pursuant to paragraph 12C of this Agreement.

(n)	The proviso following clause (b)(vii) of the definition of Available
Cash in paragraph 11B of the Mortgage Note Agreement is hereby deleted, clause (ii) of the definition of Capital Transaction is hereby amended to read "(ii) sales of equity interests by the Corporation, the proceeds of which are contributed to the Partnership," and the following definitions set forth in paragraph 11B of the Mortgage Note Agreements are hereby amended in their entirety to read as follows:

	"Facility" shall mean any facility pursuant to which the Company and its Restricted Subsidiaries may incur Debt for purposes of making capital improvements or additions to, or expansions of, property, plant and equipment of the Company and its Restricted Subsidiaries.

	"Mortgage Documents" shall mean the mortgages and trust deeds providing real property security for the Notes executed and delivered as provided in paragraph 3H of the 1999 Amendment Agreement.

	"Partnership Agreement" shall mean the Agreement of Limited Partnership of the Partnership as in effect at the time of and after giving effect to the Merger, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

	"Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary held by a member of the Management Voting Group, now or hereafter outstanding, except a dividend payable solely in shares of stock of or ownership interests in the Company, and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary not owned by the Company (directly or indirectly), now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists of shares of stock of or other ownership interests in the Company.

	"Revolving Credit Facility" shall mean any facility pursuant to which the Company or any Restricted Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper.

	"Security Agreements" means the security agreements providing collateral security for the Notes executed and delivered as provided in the 1999 Amendment Agreement.

	"Security Documents" means the Mortgage Documents and the Security
Agreements.

	"Senior Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September
1, 1993, May 20, 1994, June 15, 1995, May 31, 1996, April 15, 1997 and
January 15, 1999, providing for the issuance and sale of the 11-1/8% Senior Notes of the Partnership to the purchasers listed in the schedule of purchasers attached thereto.

	"Trustee" means The Bank of New York, as trustee under the Trust Agreement, or any successor as trustee thereunder.

	"Wholly-Owned Subsidiary" shall mean (i) Holding and (ii) any other Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America and all the outstanding stock and ownership interests of which are owned by the Company either directly or through Wholly-Owned Subsidiaries provided that (x) in the case of Holding, (1) it shall engage in no business except the ownership of its Subsidiaries, (2) all the outstanding stock and ownership interests thereof (other than Voting Stock) shall be owned by the Company either directly or indirectly through a Subsidiary which is not also a Subsidiary of Holding (a "Direct Subsidiary"), (3) at least 51% of the Voting Stock thereof (to the extent it is not so owned by the Company or any such Direct Subsidiary) shall be owned by the Management Voting Group, (4) the Voting Stock of Holding shall not account for more than 4% of the equity ownership of Holding (nor, through such ownership, shall it account for more than 1% of the indirect equity ownership of any Subsidiary of Holding) and (5) no more than 35% of the Voting Stock of Holding shall be owned by any one individual and (y) in the case of any Subsidiary other than Holding, all the Voting Stock thereof (to the extent it is not directly owned by the Company or a Direct Subsidiary) shall be owned by Holding.

(o)	 The following new defined terms are hereby added to paragraph 11B of the Mortgage Note Agreements in proper alphabetical order:

	"Assumption Agreements" means those certain Assumption Agreements executed as contemplated by (and in substantially the respective forms designated as Exhibits A, B, C and D to) the Amendment to Mortgage Note Agreements dated as of January 15, 1999, together with all Future Southern Timber Assumption Agreements.

	"Better Use Property" means the certain real property of the Partnership that the Partnership has determined has a higher value as recreational, residential, grazing or agricultural property than for timber production and that will be sold to the Land Subsidiary soon before or following the Merger.

	"Corporation" shall mean Plum Creek Timber Company, Inc., a Delaware corporation, and its successors.

	"Facilities Operating Subsidiaries" shall mean Marketing, Holding and the New Subsidiaries and "Facilities Operating Subsidiary" shall mean any one of them.

	"Future Southern Timber Assumption Agreements" means assumption agreements that are contemplated by paragraph 2, clause (b)(ii) of the Southern Timber Assumption Agreement.

	"Holding" shall mean Plum Creek Manufacturing Holding Company, Inc. a Delaware corporation.

	"Land Subsidiary" means a wholly-owned subsidiary of Marketing formed to purchase the Better Use Property.

	"Management Voting Group" shall mean, at any time, a group consisting of five or more individuals who are then current officers of the Partnership who legally and beneficially own in the aggregate not less than 51% of the outstanding Voting Stock of Holding.

	"Merger" shall mean the merger of Plum Creek Timber Company, L.P. with and into Plum Creek Acquisition Partners, L.P. as provided in the Agreement and Plan of Conversion, dated as of June 5, 1998, amended on July 17, 1998, among Plum Creek Timber Company, Inc., Plum Creek Management Company, L.P. and Plum Creek Timber Company ,L.P.

	"New Subsidiaries" shall mean Plum Creek Northwest Lumber, Inc., a Delaware corporation, Plum Creek Northwest Plywood, Inc., a Delaware corporation, Plum Creek MDF, Inc., a Delaware corporation, and Plum Creek Southeast Lumber, Inc., a Delaware corporation, and "New Subsidiary" shall mean any one of them.

	"1999 Amendment Agreement" shall mean the letter agreement, dated as of January 15, 1999, amending this Agreement.

	"Southern Timber Assumption Agreement" means that certain Assumption Agreement executed as contemplated by (and in substantially the form of Exhibit D to) the Amendment to Mortgage Note Agreements dated as of January 15, 1999.

	"Subsidiary Assumption Agreements" shall mean the Subsidiary Assumption Agreements, dated the date of the Merger, pursuant to which the Company and the Facilities Operating Subsidiaries each assumed a portion of the Debt represented by the Senior Notes and the Facilities Operating Subsidiaries each assumed a portion of the Debt represented by the Notes.

(p)	Clauses (xvi) and (xvii) of paragraph 8A of the Mortgage Note
Agreements are hereby deleted and Clause (xiv) of paragraph 8A of the Mortgage Note Agreements is hereby amended in its entirety to read as follows:

	(xiv)	this Agreement, any Assumption Agreement or any of the Security
Documents shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment (which is non-appealable or has not been stayed pending appeal or as to which all rights of appeal have expired or been exhausted) of any court or other governmental or regulatory authority having jurisdiction in respect thereof, or the validity or enforceability of this Agreement, any Assumption Agreement or any of the Security
Documents shall be contested by or on behalf of the Company or the Partnership or any Subsidiary, or the Company or the Partnership or any Subsidiary shall renounce this Agreement, any Assumption Agreement or any of the Security Documents, or deny that it is bound by any term hereof or thereof or has any further liability hereunder or thereunder; or the Company, the Partnership or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any Assumption Agreement or any of the Security Documents to the extent each is a party thereto and such failure shall not be remedied within 30 days after written notice thereof shall have been received from any holder of any Note;

2.	Consent and Waiver.

The undersigned Noteholders hereby consent to the consummation of the Manufacturing Asset Transfer, the Management Stock Purchase, the Marketing Stock Transfer, the Facilities Subsidiary Reorganization, the HBU Transaction, the Southern Timber Transaction (provided the assumption of indebtedness portion of the Southern Timber Transaction is effected in the manner specified in paragraph 3D hereof) and the Subsidiary Note Assumption (provided the same is effected in the manner specified in paragraph 3D hereof) and the formation of Holding and the New Subsidiaries and hereby waive compliance by the Company with the provisions of (i) paragraphs 6B(3) (Loans, Advances, Investments and Contingent Liabilities), 6B(4) (Sale of Stock and Debt of Subsidiaries), 6B(5) (Merger and Sale of Assets), 6B(8) (Transactions with Affiliates) and 6D (Issuance of Stock by Subsidiaries) of the Mortgage Note Agreements and (ii) the same referenced paragraphs in the Incorporated Provisions incorporated into the Mortgage Note Agreements by the provisions of paragraph 7J (Incorporated Covenants) thereof, in each case solely for purposes of effectuating (and only to the extent necessary to effectuate) such transactions in the context of consummating the entire Conversion Transaction as described in and as contemplated by the Conversion Agreement and the Proxy Statement/Prospectus. The undersigned Noteholders hereby consent to the release of Marketing as an obligor on the Notes and upon the effectiveness of such release (as specified in paragraph 3 hereof) Marketing shall no longer be a party to the Mortgage Note Agreements. The effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the holders of the Notes under this Agreement or the Mortgage Note Agreements, nor constitute a waiver of any other provision of this Agreement or the Mortgage Note Agreements.

3.	Conditions to Effectiveness.

The amendments, consents and waivers set forth in paragraphs 1 and 2 hereof shall become effective at the "Effective Time" (as defined in the Conversion Agreement), subject to the fulfillment to your satisfaction (or your waiver) of the following conditions:

	A.	Opinion of Company's Counsel.  You shall have received
favorable opinions from (i) James A. Kraft, General Counsel of the Company and the Partnership, covering such matters incident to the transactions described herein as you may reasonably request, (ii) Skadden, Arps, Slate, Meagher & Flom, special tax counsel to the Partnership and the Corporation in connection with the Conversion Transaction, substantially in the form referenced in Annex I attached to the Proxy Statement/Prospectus, and (iii) from such other counsel as you and your special counsel may request with respect to matters relating to the Security Documents. Such opinions shall be addressed to you, shall be dated the date of the Effective Time, and shall be otherwise satisfactory in substance and form to you and to your special counsel.

	B.	Opinion of Noteholders' Counsel.  You shall have received a
favorable opinion from Willkie Farr & Gallagher, special counsel for the Noteholders, and covering such other matters incident to the transactions described herein as you may reasonably request, addressed to you, dated the date of the Effective Time and otherwise satisfactory in substance and form to you.

	C.	Merger.  The Merger shall have become effective in the manner provided for in the Conversion Agreement prior to July 31, 1999 and the Operating Partnership shall have executed and delivered an Assumption Agreement in substantially the form of Exhibit A hereto (the "Assumption Agreement") in conformity with the provisions of clause (iv) of paragraph 6B(5) of the Senior Note Agreements (together with an Officers' Certificate specifying compliance with the matters referred to in said clause (iv)) as incorporated into the Mortgage Note Agreements by the provisions of paragraph 7J thereof. No provision of the Conversion Agreement shall have been amended, nor compliance with any provision thereof, or satisfaction of any condition to the Conversion Transaction set forth therein, shall have been waived without your consent.

	D.	Assumption of Certain Notes. Marketing and each New Subsidiary shall have executed and delivered Subsidiary Assumption Agreements substantially in the respective forms of Exhibits B and C hereto (the "Subsidiary Assumption Agreements") thereby becoming an obligor in respect of a portion of the Notes and the 11-1/8% Senior Notes due June 8, 2007 of the Partnership (all as more particularly described in Exhibits B and C). Southern Timber, L.L.C. shall have executed and delivered the Southern
Timber Assumption Agreement substantially in the form of Exhibit D hereto thereby becoming an obligor in respect of a portion of the indebtedness of the Operating Partnership (all as more particularly described in Exhibit
D).

	E.	Senior Notes.  The Senior Note Agreements shall have been
amended by an amendment agreement in substantially the form of agreement heretofore delivered to you by the Partnership and all amendments, waivers and consents provided for therein shall have become effective.

	F.	Rating of Notes.  The Notes shall have received an investment grade rating from one of the four "nationally recognized statistical rating organizations" and you shall have received evidence that such rating remains in effect at the Effective Time.

	G.	Amendment Fee.  The Company shall have paid to each Noteholder an amendment fee in an amount equal to 0.02% of the principal amount of Notes held by such Noteholder as specified on Schedule I hereto. Such fee shall be payable within ten days of the date that the Company receives executed counterparts of this Agreement from the Required Holders, whether or not the Conversion Transaction is consummated.

	H.	Property Transfers; Security Documents.  The Company shall have transferred substantially all of its assets to the Facilities Operating Subsidiaries pursuant to documentation (collectively, the "Transfer
Documents") and in such proportions as shall be satisfactory to you and your special counsel (the "Transferred Assets"), and the Company and the Facilities Operating Subsidiaries shall have executed and delivered the mortgages, trust deeds, trust agreements and such other security agreements and instruments (the respective forms of which shall be substantially in the forms of the security documents currently securing the Notes, with such changes mutatis mutandis, as necessary to reflect the properties and mortgagor or debtor involved), together with such other and further documents as you or your special counsel may have requested in order to perfect Liens on that portion of the Transferred Assets which currently constitutes the collateral securing the Notes (such property being herein called the "Mortgaged Properties" and such mortgages, deeds, agreements and instruments being herein collectively called the "Security Documents").

	I.	Recordation; Taxes, etc.  The Transfer Documents and the
Security Documents, or proper notices, statements or other instruments in respect thereof, shall have been duly recorded, published, registered and filed, and all other actions deemed necessary by your special counsel shall have been duly performed or taken, in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and first priority security interest of the parties thereto and their respective successors and assigns in the Mortgaged Properties, subject to Liens permitted by paragraph 6B(1) of the Mortgage Note Agreements, and all taxes, fees and other charges then due in connection with the execution, delivery, recording, publishing, registration and filing of such documents or instruments in such counties and the assumption of the Notes under the Subsidiary Assumption Agreements shall have been paid in full. You hereby instruct The Bank of New York (successor trustee under that certain Trust Agreement dated June 1989) to execute and deliver to your special counsel all documents necessary to release all existing mortgages and financing statements which shall recorded or filed (as the case may be) based upon instructions of your special counsel.

	J.	Property Insurance.  Insurance complying with the provisions of the Security Documents shall be in full force and effect and you and the Trustee shall have received a certificate from Marsh & McLennan, Incorporated, Alexander & Alexander, Inc. or other independent insurance brokers or consultants as shall be reasonably satisfactory to you, dated the date of the Effective Time, which certificate shall satisfy the requirements set forth in each such Security Document. The Company shall have delivered to you an Officers' Certificate, dated the date of the Effective Time, certifying that insurance complying with such provisions is in full force and effect.

	K.	Title Insurance.  The Trustee shall have received a mortgagee's policy of title insurance, including mechanic's lien coverage, issued by a title insurance company or companies authorized to issue title insurance in the States of Montana and Arkansas and satisfactory in form and substance to you with provisions for coinsurance or reinsurance satisfactory to you, with respect to the Mortgaged Properties, dated the date of the Effective
Time and satisfactory in substance and form to you and your special counsel, insuring the interest of the Trustee under the Security Documents, subject only to Permitted Encumbrances (as defined in the Security
Documents), such policies to be in amounts of not less than 110% of the book value of the particular Mortgaged Property being insured.

	L.	Representations and Warranties; No Default.  The
representations and warranties contained in paragraph 4 hereof shall be true in all material respects on and as of the date of the Effective Time; there shall exist on the date of the Effective Time no Event of Default or Default; and the Company shall have delivered to you an Officers' Certificate, dated the date of the Effective Time, to both such effects.

	M.	Proceedings.  All proceedings taken or to be taken in
connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

	N.	Noteholders Consent.  The Company shall have received executed counterparts of this Agreement from the Required Holders.

4.	Representations and Warranties.

The Company and the Partnership (the term "Partnership" as used herein including both Plum Creek Timber Company, L.P. and the Operating
Partnership as its successor in the Merger) each represents and warrants as follows:

	A.	Organization. The Company is a limited partnership duly
organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement, the Transfer Documents, the Mortgage Note Agreements, the Notes and the Subsidiary Assumption Agreement and Security Documents to which it is to be a party. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement, the Conversion Agreement and (after giving effect to the Merger) the Assumption Agreement, the Mortgage Note Agreements, and the Notes. As of the Effective Time each Facilities Operating Subsidiary will be a duly organized and validly existing corporation and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under this Agreement (in the case of Marketing), the Transfer Documents, and the Subsidiary Assumption Agreement and Security Documents to which it is to be a party.

	B.	Qualification.  Each of the Company and its Subsidiaries is
duly qualified or registered for transaction of business and in good standing as a foreign limited partnership or corporation in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or on the ability of the Company and Marketing to perform their respective obligations under this Agreement, or on the ability of the Company to perform its obligations under the Transfer Documents, the Mortgage Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements and the Security Documents to perform their respective obligations thereunder. Each of the Partnership and its Subsidiaries is duly qualified or registered for transaction of business and in good standing as a foreign limited partnership or corporation in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole, or on the ability of the Partnership to perform its obligations under this Agreement or the Conversion Agreement, or (after giving effect to the Merger) the Assumption Agreement, the Southern Timber Assumption Agreement, the Senior Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements and the Security Documents to perform their respective obligations thereunder.

	C.	Financial Statements.  The Partnership has delivered to you a complete and correct copy of the Proxy Statement/Prospectus (which for the purposes of this paragraph 4 shall include only those documents incorporated by reference as of the date hereof). The unaudited pro forma condensed consolidated financial statements of the Corporation contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro
Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements. Inasmuch as the Corporation at the Effective Time will be entirely a holding company owning the Operating Partnership, with no substantial assets or liabilities apart from the Operating Partnership, the Pro Forma Statements substantially reflect the pro forma position of the Operating Partnership and its Subsidiaries after giving effect to the Merger.

	D.	Subsidiaries. As of the Effective Time each of the Partnership and the Company will own, directly or indirectly, all of the issued and outstanding equity interests of all of its Subsidiaries except, in the case of Holding and its Subsidiaries, the Voting Stock of Holding owned by the Management Voting Group, which interests will have been duly authorized and validly issued, fully paid and non-assessable and be owned free and clear of any Liens (except for Liens on the shares of Voting Stock of Holding owned by the Management Voting Group in favor of the Partnership as security for the unpaid subscription price for such shares of Voting
Stock). As of the Effective Time there will be outstanding no warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any such Subsidiary.

	E.	Changes, etc.  Since the date of the Proxy Statement/Prospectus
(a) the Partnership and its Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business except for those transactions described in the Proxy Statement/Prospectus as constituting a part of the Conversion Transaction, and (b) there has not been (i) any material adverse change in the business, property or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole, or (ii) any Restricted Payment of any kind declared, paid or made by the Partnership or the Company (the term
Restricted Payment being as defined in the Senior Note Agreements and the Mortgage Note Agreements, respectively) other than regular quarterly declarations and payments of distributions to unit holders of the Partnership in accordance with paragraph 6A of the Senior Note Agreements.

	F.	Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Partnership or the Company, threatened against the Partnership or any of its Subsidiaries, or any properties or rights of the Partnership or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, the Mortgage Note Agreements, the Notes, the Conversion Agreement, the Transfer Documents, the Assumption Agreement, the Subsidiary Assumption Agreements, the Southern Timber Assumption Agreement or the Security Documents or any action taken or to be taken pursuant to any thereof, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole, or in the ability of the Partnership and the Company to perform their respective obligations under this Agreement, the Conversion Agreement, the Assumption Agreement, the Transfer Documents, the Mortgage Note Agreements or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements, the Security Documents or the
Southern Timber Assumption Agreement to perform their respective obligations thereunder.

	G.	Compliance with other Instruments, etc.  Neither the
Partnership nor any Subsidiary of the Partnership is in violation of any provision of its partnership agreement or corporate charter, as applicable, or of any term of any agreement or instrument to which it is a party or by which it or its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on its business, properties or assets, condition( financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole or on the ability of the Partnership and the Company to perform their respective obligations under this Agreement, the Conversion Agreement, the Assumption Agreement, the Transfer Documents, the Mortgage Note Agreements or the Notes, or on the ability of the parties to the Subsidiary Assumption Agreements, the Security Documents or the Southern Timber Assumption Agreement to perform their respective obligations thereunder. The execution, delivery and performance by the Partnership, Marketing and the Company of this Agreement, by the Company of the Transfer Documents and by the Partnership of the Assumption Agreement, and the execution of the Subsidiary Assumption Agreements, the Security Documents and the Southern Timber Assumption Agreement by the parties thereto, will not in any case result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Partnership or the Company or any such party to create) any Lien upon any of the properties or assets of the Partnership or any of its Subsidiaries, pursuant to any such term.

	H.	Governmental Consent.  No consent, approval or authorization of, or (except for the actions specified with respect to the Security Documents in paragraphs 3H and 3I above) declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Partnership, Marketing or the Company of this Agreement, by the Company of the Transfer Documents, by the Partnership of the Assumption Agreement, or by any party thereto of the Subsidiary Assumption Agreements, the Security Documents or the Southern Timber Assumption Agreement or for the performance by the Partnership and the Company of the Mortgage Note Agreements or the Notes.

	I.	Franchises, Licenses, Agreements, etc.  At the Effective Time
the Partnership and its Subsidiaries will each be in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its respective properties and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders (collectively, "Permitted Exceptions") (i) which are routine in nature and are expected to be obtained or given in the ordinary course of business after the date of the Effective Time, (ii) which are administrative in nature and which are expected to be obtained or given in the ordinary course of business after the date of the Effective Time, or (iii) the failure of which to be obtained or given would not individually or in the aggregate materially and adversely affect the business, property or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or impair the ability of the Partnership, Marketing and the Company to perform their respective obligations under this Agreement, the Conversion Agreement, the Assumption Agreement, the Transfer Documents, the Mortgage Note Agreements or the
Notes, or in the ability of the parties to the Subsidiary Assumption Agreements, the Security Documents and the Southern Timber Assumption Agreement to perform their respective obligations thereunder.

	J.	Title to Properties.  At the Effective Time the Partnership and
its Subsidiaries will have good title to their real properties (other than properties which are leased) and good title to all of their other properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 6B(1) of the Mortgage Note Agreements and paragraph 6B(1) of the Senior Note Agreements as incorporated by the provisions of paragraph 7J of the Mortgage Note Agreements. All leases necessary in any material respect for the conduct of the businesses of the Partnership and its Subsidiaries, are valid and subsisting and are in full force and effect.

	K.	Environmental Matters.

	(a)	At the Effective Time the Partnership and its Subsidiaries will have all environmental permits or licenses necessary for the conduct of its business as to be conducted as of the Effective Time and, as to any such permit or license that has expired or is about to expire, or is needed for the proposed conduct of its business, the Partnership or such Subsidiary has or will have timely and properly applied for renewal or receipt of the same. The Partnership and its Subsidiaries are currently operating in material compliance with the limits set forth in such environmental permits or licenses and any noncompliance with such permits or licenses will not result in any material liability or penalty to the Partnership or any of its Subsidiaries and neither the Company nor the Partnership has any knowledge of any threatened or pending proceeding for the revocation, loss or termination of any such environmental permits or licenses.

	(b)	All facilities located on the real property owned by the
Partnership and its Subsidiaries at the Effective Time after giving effect to the Conversion Transaction which are subject to regulation by the Federal Resource Conservation and Recovery Act, as in effect on the date hereof, are and have been operated by the Partnership and its Subsidiaries in material compliance with such Act and to the knowledge of the Partnership and the Company, as the case may be, neither the Partnership nor the Company has received or, to the knowledge of the Partnership or the Company, been threatened with, a notice of violation regarding such facilities which reasonably can be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole.

	(c)	With respect to the real property to be owned by the
Partnership and its Subsidiaries as of the Effective Time, there has not occurred to the best knowledge of the Partnership and the Company (i) any Release of any Hazardous Substance in a Reportable Quantity, (ii) any discharge of any substance into ground, surface, or navigable waters for which a notice of violation has been received or threatened under any federal, state or local laws, rules or regulations concerning water pollution, or (iii) any assertion of any Lien pursuant to federal, state or local environmental law resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence can reasonably be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole. As used in this paragraph, the terms "Release", "Hazardous Substance", and "Reportable Quantity" shall have the meanings assigned such terms under the Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA).

	L.	Status under Certain Statutes.  Neither the Partnership nor any of its Subsidiaries is subject to regulation under the Investment Company
Act of 1940, the Public Utility Holding Company Act of 1935, the
Transportation Acts or the Federal Power Act, in each case as amended.

	M.	Year 2000. With respect to the Partnership and its Subsidiaries
(after giving effect to the Conversion Transaction), (a) a review and assessment has been initiated of all areas within the Partnership's and its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Partnership or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999), (b) a plan and timetable has been developed for addressing the Year
2000 Problem on a timely basis, and (c) to date, that plan has been implemented in accordance with that timetable. Any reprogramming required to avoid a Year 2000 Problem will be completed by June 30, 1999, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole. The cost to the Partnership and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the Year 2000 Problem to the Partnership and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole. Except for such reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Partnership and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue through the final maturity date of the Notes to be sufficient to permit the Partnership and its Subsidiaries to conduct their respective businesses without a reasonable likelihood of resulting in a material adverse effect on the business, property or assets, condition (financial or other) or results of operations or prospects of the Partnership and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole.

	N.	Disclosure.  The Proxy Statement/Prospectus fairly describes, in all material respects, the general nature of the business and principal properties of the Partnership and its Subsidiaries and the Company and its Subsidiaries after giving effect to the Conversion Transaction. Neither this Agreement, the Proxy Statement/Prospectus nor any other document, certificate or statement furnished to you by or on behalf of the Partnership or the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Partnership or the Company which materially adversely affects or in the future may (so far as the Partnership or the Company can now reasonably foresee) materially adversely affect the businesses, property or assets, condition (financial or other) or results of operations or prospects of the Partnership and its Subsidiaries and of the Company and its Subsidiaries and which has not been set forth in this Agreement, or in the Proxy Statement/Prospectus.

5.	Expenses; Indemnification.

The Partnership and the Company shall, whether or not the transactions contemplated hereby are consummated, jointly and severally save each holder of Notes harmless for all out-of-pocket expenses arising in connection with the execution and delivery or performance of this Agreement, the Assumption Agreement, the Subsidiary Assumption Agreements, the Southern Timber Assumption Agreement, the Transfer Documents and the Security Documents, including the reasonable fees and expenses of special counsel for the Noteholders. The Partnership and the Company shall also jointly and severally indemnify and save each holder of Notes harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, any taxes, and any additional taxes imposed on any amounts payable pursuant to this Paragraph 5) which may at any time be imposed on, incurred by or asserted against any holder of Notes in any way arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby. The obligations of the Partnership under this paragraph 5 shall survive the transfer of any Note or portion thereof or interest therein by a holder of Notes or any transferee and the payment of any Note.

6.	Affirmation of Guarantee.

The Partnership hereby agrees that its Guarantee in respect of the Notes, as set forth in paragraph 7 of the Mortgage Note Agreements, as amended hereby, shall continue in full force and effect after the effectiveness of this Agreement.

7.	Miscellaneous.

A.	Continuity and Integration of Agreements.  The Mortgage Note
Agreements, as supplemented and amended by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed, and the Mortgage Note Agreements and this Agreement shall be deemed to be and construed as a single agreement. Without limitation of the foregoing, or any provision of the Mortgage Note Agreements, all representations and warranties made herein or in any certificate or document delivered in connection herewith shall for all purposes be deemed made by the Company and/or the Partnership, as applicable, in, and delivered by the Company and/or the Partnership, as applicable, pursuant to and in connection with, the Mortgage Note Agreements. For the purposes of paragraph 12B (Expenses), paragraph 12C (Amendments), and paragraph 12D (Solicitation of Holders of the Notes) of the Mortgage Note Agreements, all references therein to "this Agreement" shall also be deemed to be and to include a reference to the Subsidiary Assumption Agreements.

B.	Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the transfer of any Note by a holder thereof. Such representations and warranties may be relied upon by any transferee of a Note from a holder thereof.

C.	Successors and Assigns.  All covenants and agreements in this
Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

D.	Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

E.	Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

F.	Operating Partnership a Party.  The Operating Partnership is a party to this Agreement for purposes of making the representations and warranties in paragraph 4 hereof and to acknowledge its obligations under paragraph 5 hereof after the Merger.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company whereupon this letter shall become a binding agreement between us.

Very truly yours,
PLUM CREEK MANUFACTURING, L.P.
By:	Plum Creek Management Company, L.P.,
	its General Partner

	By:			Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer

PLUM CREEK MARKETING, INC.

By:
		Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer
PLUM CREEK TIMBER COMPANY, L.P.
By:	Plum Creek Management Company, L.P.,
	its General Partner

	By:
		Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer

PLUM CREEK ACQUISITION PARTNERS, L.P.
By:	Plum Creek Timber I, L.L.C.,
	its General Partner
By:	Plum Creek Timber Company, Inc.,
	its Managing Member

	By:
		Name:  Diane M. Irvine
		Title:  Vice President and
		Chief Financial Officer

The foregoing Agreement is accepted as of the date first above written:
ALLSTATE LIFE INSURANCE COMPANY

By
	Name:
	Title:
By
	Name:
	Title:
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By
	Name:
	Title:
By
	Name:
	Title:

AMERUS LIFE HOLDINGS, INC.
(formerly Central Life Assurance Company)

By
	Name:
	Title:

CUNA MUTUAL LIFE INSURANCE COMPANY
By:	CIMCO, INC.
	By
	Name:
	Title:
JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

By
	Name:
	Title:
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By
	Name:
	Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By
	Name:
	Title:

MELLON BANK, N.A., solely in its capacity as Trustee for the AT&T MASTER PENSION TRUST, as directed by JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, and not in its individual capacity

By
	Name:
	Title:

MELLON BANK, N.A., solely in its capacity as Trustee for the NYNEX MASTER PENSION TRUST, as directed by JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, and not in its individual capacity

By
	Name:
	Title:

MODERN WOODMEN OF AMERICA

By
	Name:
	Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By
	Name:
	Title:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By
	Name:
	Title:


                                    SCHEDULE I
                       11 1/8% First Mortgage Notes due 2007
                                 (Issued 5/31/89)

Name of Noteholder                                          Principal Amount
------------------                                              of Notes
                                                            ----------------

Allstate Life Insurance Company                             $      7,000,000
Allstate Life Insurance Company of New York                        1,400,000
AmerUs Life Holdings, Inc.                                         2,100,000
CUNA Mutual Life Insurance Company                                 2,100,000
John Hancock Mutual Life Insurance Company                        24,850,000
John Hancock Variable Life Insurance Company                       1,050,000
Massachusetts Mutual Life Insurance Company                        7,000,000
Mellon Bank, N.A., as Trustee for AT&T Master
  Pension Trust                                                      700,000
Mellon Bank, N.A., as Trustee for NYNEX Master
  Pension Trust                                                    2,100,000
Modern Woodmen of America                                          1,750,000
The Prudential Insurance Company of America                       53,200,000
Teachers Insurance and Annuity Association of America              8,750,000
                                                             ---------------
                                                            $    112,000,000